Contact: Anne-Marie Megela

Senior Director, Investor Relations

1.800.2GEVITY (1.800.243.8489), x4672

annemarie.megela@gevity.com

GEVITY TO PRESENT AT THE SUNTRUST ROBINSON HUMPHREY
     34th ANNUAL INSTITUTIONAL INVESTOR CONFERENCE

•	First quarter earnings will meet expectations
•	Full year guidance reiterated

BRADENTON, FL, April 11, 2005 – Gevity (NASDAQ: GVHR) announced today that it expects earnings for its first quarter ended March 31, 2005 will be in line with analyst consensus estimates of $0.29 per diluted share, reflecting an increase of approximately 21% over the comparable period last year. Detailed results for the quarter will be released on April 21, 2005.

Presenting today at the SunTrust Robinson Humphrey 34th Annual Institutional Investor Conference in Atlanta, the company also is reiterating its full year guidance of earnings per diluted share of at least $1.25. As previously reported, this expectation excludes the impact of expensing outstanding stock options and does not reflect any further reduction of previously estimated cost of workers’ compensation claims.

Comments on the quarter

The company said that in the first quarter it was pleased with sales production and productivity results. In the period, approximately 6,000 new client employees were added, in line with internal targets as the company continues to ramp up its sales and marketing efforts. According to Erik Vonk, Gevity’s Chairman and Chief Executive Officer, “On the other side of the equation, primarily due to seasonal influences in January, we saw attrition in the period of approximately 6,000 client employees from the core business and 4,500 from the acquired portfolios, ending the first quarter with approximately 125,500 client employees.” Mr. Vonk added, “Continuation of the positive sequential improvement in retention that we have seen during the quarter will help keep us on course to reach the planned inflection point during the year when production will outpace combined attrition.”

Mr. Vonk stated further, “Our optimism with respect to achieving full year targets is supported by a number of factors. First and foremost is the competitive advantage of our new, industry leading highly flexible HR solution, which greatly expands our target market. We also are seeing continuing improvement in key sales metrics as well as sales force dynamics, such as tenure, turnover and productivity, all bolstered by intensified training and the continuing strengthening of our marketing support activities. The latter include several new initiatives launched in the first quarter, and more to come in the remainder of the year. As 2005 unfolds, building on the strong base we have developed, the transition to a new chapter in the Gevity growth story should be increasingly apparent.”

Contact: Anne-Marie Megela

Senior Director, Investor Relations

1.800.2GEVITY (1.800.243.8489), x4672

annemarie.megela@gevity.com

Interested investors are invited to listen to a live audio web cast of the company’s presentation at the SunTrust Robinson Humphrey 34th Annual Institutional Investor Conference by logging onto http://www.wsw.com/webcast/strh13/gvhr/. Gevity will present at 9:45 a.m. Presentation slides will accompany the web cast. The presentation will also be archived on the Gevity web site.

About Gevity

Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employee management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.

A copy of this press release can be found on the company’s Web site at www.gevity.com.

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Gevity HR, Inc. ("Gevity" or the "Company") is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will result," "are expected to," "anticipated," "plans," "intends," "will continue," "estimated," and "projection") are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company's Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.